Exhibit 99.1
CONNETICS REPORTS SECOND QUARTER FINANCIAL RESULTS
PALO ALTO, Calif. (August 14, 2006) – Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced financial results for the three and six months ended June 30, 2006. All prior-year amounts reported today reflect the restated results contained in Connetics’ Form 10-K/A for the year ended December 31, 2005, filed with the Securities and Exchange Commission on July 25, 2006.
Connetics reported a net loss for the second quarter of 2006 of $2.2 million, or $0.06 per share, compared with net income of $2.6 million, or $0.07 per diluted share, in the second quarter of 2005. The net loss in the second quarter of 2006 includes stock-based compensation expense of $1.2 million. On a non-GAAP basis excluding stock-based compensation, the net loss for the second quarter of 2006 was $983,000, or $0.03 per share.
Total revenues for the second quarter of 2006 were $43.8 million, compared with total revenues of $45.5 million in the second quarter of 2005. Second quarter 2006 revenues include Soriatane® sales of $16.3 million, OLUX® sales of $12.2 million, Evoclin® sales of $9.3 million and Luxíq® sales of $5.7 million. These product sales reflect the Company’s previously announced decision to reduce wholesaler inventory by shipping product volumes below estimated unit demand. The Company estimates that product shipments were $7.2 million less than unit demand during the second quarter.
Selling, general and administrative (SG&A) expenses for the second quarter of 2006 were $31.0 million, and include the first full quarter of costs for the Company’s new pediatric sales organization, costs relating to the Company’s restatement activities, as well as stock-based compensation expense of $863,000. Research and development (R&D) expenses for the second quarter of 2006 were $8.0 million, including stock-based compensation expense of $315,000.
As of June 30, 2006, Connetics had cash and investments, including restricted cash, of $259.8 million.
“Recent months have been challenging but productive for Connetics as we have directly addressed issues that will prepare us for a return to sales growth and profitability,” said Thomas G. Wiggans, Chairman and Chief Executive Officer of Connetics. “Importantly, we completed the financial restatement process that resulted in better methods for estimating rebate and product return reserves. Our business decision to reduce wholesaler inventory will reduce revenues in the near-term, but will position us for streamlined operations and improved financial performance going forward. We anticipate a busy end to 2006 as we focus on selling our current brands and preparing to launch new products.”
Year-to-Date Results
For the six months ended June 30, 2006, total revenues were $91.0 million, compared with total revenues of $85.9 million for the first six months of 2005. SG&A expenses for the first half of 2006 were $61.4 million, compared with $53.2 million for the first half of 2005. R&D expenses were $16.2 million, up from $14.9 million in the prior-year period.
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The net loss for the first six months of 2006 was $1.0 million, or $0.03 per share, compared with net income of $1.7 million, or $0.04 per diluted share, for the comparable period last year. The net loss in the first half of 2006 includes stock-based compensation expense of $2.6 million. On a non-GAAP basis excluding stock-based compensation, net income for the first half of 2006 was $1.5 million, or $0.04 per diluted share.
Business Outlook
The Company continues to plan product shipments below estimated unit demand to achieve reduction of wholesaler inventory from approximately three-and-one-half months of sales as of June 30, 2006 to approximately two months by year end. Accordingly, the Company currently estimates it will ship less than demand during the second half of 2006 by approximately $25 million. The Company expects that nearly all of this amount will be reflected as a reduction to revenues in the third quarter of 2006.
Expenses for the full year 2006 are anticipated to include the following: Audit, consulting and legal fees of approximately $5.3 million, or $0.16 per share, related to the Company’s restatement and to the ongoing SEC investigation, of which approximately $3.1 million was recorded in the second quarter; payments and fees related to the note holder consent of approximately $3.3 million, or $0.10 per share, expected to be recognized in the third quarter; and non-cash stock-based compensation expenses for the full year of approximately $5.0 million, or $0.15 per share.
The Company’s business outlook is based on a number of factors involving estimates and assumptions, and changes in these factors would affect actual future results. These factors include, among others, current and projected prescription information; sales trend data of the Company’s products; the potential generic availability of, and competitive threats to, the Company’s products; size, reach and call frequency of the Company’s selling organization; status, timing and progression of the Company’s development projects; current and projected spending levels to support sales, marketing, development and administrative activities; and other risk factors discussed in Connetics’ publicly filed documents.
Conference Call
Connetics’ management will host a conference call to discuss the Company’s financial performance on Tuesday, August 15 at 8:30 a.m. Eastern time (5:30 a.m. Pacific time). To participate in the live call, domestic callers should dial (888) 328-2575, international callers should dial (706) 643-0459 or the web cast can be accessed from the investor relations section of the Company’s website at www.connetics.com. A telephone replay can be accessed for 48 hours beginning August 15 at 11:30 a.m. Eastern time (8:30 a.m. Pacific time) by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S. The Conference ID# is 4186395. The internet replay of the call will be available for 30 days at www.connetics.com.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%; Luxiq® (betamethasone valerate) Foam, 0.12%; Soriatane® (acitretin) capsules; and Evoclin® (clindamycin) Foam, 1%. Connetics is developing Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis; Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis; Extina® (ketoconazole) VersaFoam-HF, 2%, to treat seborrheic dermatitis; and Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, to treat acne. Connetics’ product formulations are designed to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.
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Forward-Looking Statements
Except for historical information, this press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future, including, particularly, statements about sales growth of its product portfolio, revenues resulting from product sales, approval and launch of new products, product shipments and their impact on wholesaler inventory, and projected financial performance, are forward-looking statements. All forward-looking statements are based on assumptions made by Connetics’ management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Specifically, statements about wholesaler inventory levels are based largely on reports of units on hand and withdrawals by wholesalers, averaged across all products and all product sizes, and are inherently imprecise. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K/A for the year ended December 31, 2005, the Form 10-Q for the quarter ended March 31, 2006, and the Form 10-Q filed today for the quarter ended June 30, 2006. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.
Contacts:

Connetics Corporation	Lippert/Heilshorn & Associates
Jim Goff	Don Markley or Bruce Voss
Sr. Director, Investor Relations	(310) 691-7100
(650) 843-2851	dmarkley@lhai.com
jgoff@connetics.com
Press Release Code: CNCT-F
Financial Tables Follow
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CONNETICS CORPORATION
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Product	$43,620	$45,338	$90,569	$85,543
Royalty and contract	222	130	406	311

Total revenues	43,842	45,468	90,975	85,854

Operating costs and expenses:
Cost of product revenues	4,007	4,982	7,926	8,748
Research and development	8,020	8,957	16,202	14,855
Selling, general and administrative	31,037	25,356	61,402	53,165
Amortization of intangible assets	4,153	3,400	8,055	6,799

Total operating costs and expenses	47,217	42,695	93,585	83,567

Income (loss) from operations	(3,375)	2,773	(2,610)	2,287

Interest income	2,758	1,845	5,000	2,322
Interest expense	(1,865)	(1,860)	(3,730)	(2,631)
Other income (expense), net	(19)	(4)	33	(63)

Income (loss) before income taxes	(2,501)	2,754	(1,307)	1,915

Provision for (benefit from) income taxes	(340)	153	(259)	258

Net income (loss)	$(2,161)	$2,601	$(1,048)	$1,657

Net income (loss) per share:
Basic	$(0.06)	$0.07	$(0.03)	$0.05

Diluted	$(0.06)	$0.07	$(0.03)	$0.04

Shares used to calculate net income per share:
Basic	33,740	34,825	33,693	35,259

Diluted	33,740	37,093	33,693	37,785

CONNETICS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2006	2005
	(unaudited)	(audited)
Assets
Assets:
Cash, cash equivalents and short-term investments	$242,517	$271,096
Restricted cash	4,059	4,059
Accounts receivable and other current assets	52,982	40,523
Goodwill and other intangible assets, net	119,543	115,060
Property and equipment, net	14,303	14,438
Long-term investments and other assets	25,218	12,313

Total assets	$458,622	$457,489

Liabilities and Stockholders’ Equity

Liabilities and stockholders’ equity:
Current liabilities	$64,981	$67,055
Other liabilities	290,650	290,517
Stockholders’ equity	102,991	99,917

Total liabilities and stockholders’ equity	$458,622	$457,489

CONNETICS CORPORATION
Reconciliation of GAAP to Non-GAAP Earnings Per Share
(In thousands, except per share amounts)
(Unaudited)
On January 1, 2006, Connetics adopted SFAS 123(R) and recorded stock-based compensation expense during the three months and six months ended June 30, 2006. The table below presents net income excluding stock-based compensation, which is a non-GAAP measure used by the Company when evaluating its financial results as well as for internal planning and forecasting purposes. This non-GAAP measure should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The following is a reconciliation of Connetics’ GAAP and non-GAAP net income (in thousands, except per share amounts):

	Three Months	Six Months Ended
	Ended June 30,	June 30,
	2006	2006

Net loss (GAAP)	$(2,161)	$(1,048)

Stock-based compensation expense:
Selling, general and administrative	863	2,025
Research and development	315	560

Total stock-based compensation expense	1,178	2,585

Net income (loss) excluding stock-based compensation expense (non-GAAP)	$(983)	$1,537

Shares used in per share calculation (non-GAAP)	33,740	34,831	(1)

Net income (loss) per share – excluding stock-based compensation expense (non-GAAP)	$(0.03)	$0.04

(1) Shares used in the per share calculation above for the six months ended June 30, 2006 includes the weighted-average shares outstanding for the period as well as the dilutive effect of stock options outstanding using the treasury stock method.
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